Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                        CAMPBELL ALTERNATIVE ASSET TRUST
                           MONTHLY REPORT - APRIL 2005

                                   ----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (23,516.041 units) at March 31, 2005             $ 34,276,832
Additions of 35.164 units on April 30, 2005                            51,510
Redemptions of (31.565) units on April 30, 2005                       (46,238)
Offering Costs                                                        (25,917)
Net Income (Loss) - April 2005                                        196,602
                                                                 ------------

Net Asset Value (23,519.640 units) at April 30, 2005             $ 34,452,789
                                                                 ============

Net Asset Value per Unit at April 30, 2005                       $   1,464.85
                                                                 ============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   (726,373)
    Change in unrealized                                              334,385

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                              612,009
  Interest income                                                      72,445
                                                                 ------------

                                                                      292,466
                                                                 ------------


Expenses:
  Brokerage fee                                                        90,868
  Performance fee                                                           0
  Operating expenses                                                    4,996
                                                                 ------------

                                                                       95,864
                                                                 ------------

Net Income (Loss) - April 2005                                   $    196,602
                                                                 ============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on April 30, 2005                       $   1,464.85

Net Asset Value per Unit on March 31, 2005                       $   1,457.59

Unit Value Monthly Gain (Loss) %                                         0.50%

Fund 2005 calendar YTD Gain (Loss) %                                    (2.43)%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

Making the most of limited opportunities...

We are pleased to report modest gains for our investors in April, despite most financial markets remaining range-bound. The US Dollar ended the month only slightly higher, but currencies were our best performing sector. Fixed Income instruments continued the rally which began in late March and were also profitable. The Energy sector, one of our best performers in March, was our worst performer in April. Crude Oil prices fell by almost $8 a barrel, which combined with the related sell-off in other energy products, left us with losses in this sector. Equity Indices were also negative with stock prices ending lower following sharp declines mid-month. It is too soon to tell whether significant trends are beginning to emerge or whether we should expect more directionless trading. While we are always pleased to report positive returns, performance could remain flat for some time to come. However, for more than three decades Campbell & Company has consistently delivered returns which, in the end, have more than justified waiting out the periods of flat performance. That is why we remain committed to the discipline that has been the cornerstone of our success. If you have any questions, please do not hesitate to call.

Sincerely,
Bruce Cleland
President & CEO